Exhibit 10.17

REPAY HOLDINGS CORPORATION.
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Document”) is hereby granted as of [DATE] (the “Grant Date”) by Repay Holdings Corporation, a Delaware corporation (the “Company”), to [NAME] (the “Grantee”) pursuant to the Repay Holdings Corporation Omnibus Incentive Plan (the “Plan”) and subject to the terms and conditions set forth therein and as set out in this Award Document. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.

By action of the Committee, and subject to the terms of the Plan, the Grantee is hereby granted an Award of [NUMBER] Shares (the “Shares”), subject in all regards to the terms of the Plan and to the restrictions and risks of forfeiture set forth in this Award Document.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Document, the Company and the Grantee agree as follows:

1. Grant. The Company hereby grants to the Grantee the Shares, on the terms and conditions set forth in this Award Document and as otherwise set forth in the Plan.

2. Vesting and Forfeiture.

(a) Vesting. Subject to the other terms contained in this Award Document, the Shares shall become vested on the dates set forth below (each, a “Vesting Date”), subject to the continued employment of the Grantee by the Company or Affiliate thereof through each such Vesting Date, as to the specified portion of the Shares indicated:

Vesting Date	Vested Percentage
First anniversary of the Grant Date	25%
Each monthly anniversary of the first Vesting Date	2.08⅓	%

For purposes of clarity and avoidance of doubt, the foregoing vesting schedule is structured so as to result in the Shares being 100% vested on the fourth anniversary of the Grant Date.

(b) Accelerated Vesting. Notwithstanding the foregoing, the Grantee’s Shares shall become fully vested on the occurrence of a Change in Control.

(c) Forfeiture of Unvested Shares. Except as otherwise provided herein or in any employment agreement between Grantee and the Company or any Affiliate or as determined by the Committee in its sole discretion, unvested Shares shall be automatically forfeited without consideration to the Grantee upon the Grantee’s termination of employment with the Company or its Affiliates for any reason.

(d) Rights as a Stockholder. Except as expressly provided herein or in the Plan, the Grantee shall have all of the rights of a stockholder of the Company with respect to the Shares unless and until such Shares are forfeited.

(e) Withholding for Taxes. Withholding of any portion of the Shares in connection with the Company’s withholding obligations arising on account of the vesting of the Shares shall be deemed to be a taxable repurchase of such withheld Shares for federal income tax purposes at the time that occurs.

(f) Dividends. In the event any dividends are paid to shareholders during the period following the Grant Date and up to the date any of the Shares are vested, the Grantee shall be entitled to a payment, at the same time the relevant Shares become vested, equal to the amount that was paid as dividends with respect to such Shares. In the event the underlying Shares are forfeited, the dividends potentially payable to the Grantee shall also be forfeited.

3. Clawback. The Shares and this Restricted Stock Award are subject to the Compensation Recovery provisions of the Plan the event the Company is required to provide an accounting restatement for any of the prior three fiscal years of the Company for which audited financial statements have been completed as a result of material noncompliance with financial reporting requirements under federal securities laws (a “Restatement”), the amount of any Excess Compensation (as defined below) realized by an any Executive Officer shall be subject to recovery by the Company.

4. Compliance with Legal Requirements. The granting and delivery of the Shares and any other obligations of the Company under this Award Document, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

5. Transferability. At all times prior to the Shares becoming vested, the Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

6. Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.

7. Severability. The invalidity or unenforceability of any provision of this Award Document shall not affect the validity or enforceability of any other provision of this Award Document, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

8. Employment. Nothing in the Plan or in this Award Document shall be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Grantee in the employ of the Company or an Affiliate and/or as a member of the Company’s Board of Directors or in any other capacity.

9. Binding Effect. The terms of this Award Document shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, the Grantee and the beneficiaries, executors, administrators and heirs of the Grantee.

10. Entire Agreement. This Award Document and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. In the event of a conflict between the Plan and this Award Document, the terms of the Plan shall control. No change, modification or waiver of any provision of this Award Document shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Grantee under the Plan.

11. Governing Law. This Award Document shall, except to the extent preempted by federal law, be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, this Award Document has been executed on this __ day of ___________________.

REPAY HOLDINGS CORPORATION

By:
Its [TITLE]

ACKNOWLEDGED

By:
Grantee